Exhibit 99.g.4

February 28, 2019

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attn: Geoffrey B. Emery

Re:                             Custody Agreement — Aberdeen Investment Funds

Ladies and Gentlemen:

Pursuant to the Custodian Agreement (as defined below), this letter is to provide notice that the Board of Trustees of the Aberdeen Investment Funds has approved a change in the name of the Aberdeen Select International Equity Fund II to the Aberdeen Global Equity Impact Fund, effective February 28, 2019. Please find attached hereto an updated Schedule A to the Agreement effective February 28, 2019..  Effective February 28, 2019, the attached Appendix A shall replace the existing Appendix A to the Master Custodian Agreement dated as of October 1, 2011, as amended, supplemented or modified from time-to-time (the “Custodian Agreement”).

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to Aberdeen Standard Investments Inc. and retaining one for your records.

Sincerely,

ABERDEEN INVESTMENT FUNDS

By:
	Name:	Lucia Sitar
	Title:	Vice President

Acknowledged and agreed:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Aberdeen Investment Funds (formerly Artio Global Investment Funds)

Aberdeen Select International Equity Fund

Aberdeen Global Equity Impact Fund (formerly Aberdeen Select International Equity Fund II)

Aberdeen Total Return Bond Fund

Aberdeen Global High Income Fund